Exhibit 99

DISCHARGE OF STOCK PLEDGE AGREEMENT AND NOTE

I hereby certify that the indebtedness evidenced by a certain Demand Note executed by Elisabeth B. Robert (the "Borrower") in the principal sum of $140,000, dated April 9, 2001 (the "Note"), of which the sum of $43,669 was advanced, and secured by a certain Stock Pledge Agreement between Borrower and The Vermont Teddy Bear Company, Inc. (the "Lender"), dated April 9, 2001 (the "Stock Pledge Agreement"), has been paid in full and satisfied. Pursuant to section 5 of the Stock Pledge Agreement, the Stock Pledge Agreement is hereby terminated, and the pledged property secured by the Stock Pledge Agreement hereby reverts to the Borrower. Further, all the rights, title and interest of the Lender in the pledged property hereby ceases and becomes void, and the Stock Pledge Agreement and Note are hereby discharged. Delivery of the pledged property to the Borrower is unnecessary, as she currently has possession of the same.

Dated at Shelburne, Vermont, as of the 24th day of September, 2004.

IN THE PRESENCE OF: THE VERMONT TEDDY BEAR CO., INC

/s/ Greg LeDuc By: /s/ Mark J. Sleeper

Witness Duly Authorized Agent

STATE OF VERMONT

COUNTY OF CHITTENDEN, SS.

At Shelburne, in said County, this 27th day of January, 2005, personally appeared Mark Sleeper, duly authorized agent of THE VERMONT TEDDY BEAR CO., INC. and s/he acknowledged this instrument, to be her/his free act and deed and the free act and deed of THE VERMONT TEDDY BEAR CO., INC.

Before me, /s/ Courtney S. Griesser seal

Notary Public

My Commission Expires: 2/10/2007